UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2007

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 14, 2007, the Compensation Committee of our Board of Directors approved a form of executive severance agreement for Paul Grinberg, our Executive Vice President and Chief Financial Officer, Robin Pruitt, our Senior Vice President and General Counsel, George Brooker, our Senior Vice President, Strategic Outsourcing, and certain other executives of the company. The terms and conditions of each severance agreement are substantially the same, except as otherwise described below.

Pursuant to the agreements, if the executive is terminated without cause or resigns for good reason (as those terms are defined in the agreements), he or she is entitled to a severance payment as determined by the Committee. Mr. Grinberg is entitled to continuation of his then-current salary for 12 months immediately following his date of termination plus 100% of his target bonus amount for the year of termination. Ms. Pruitt and Mr. Brooker are each entitled to continuation of their then-current salary for up to nine months immediately following the date of termination plus a pro-rated portion of the target bonus for the year of termination up until the date of termination. The timing of payments owed under the severance agreements is subject to the applicable requirements of Section 409A of the Internal Revenue Code of 1986 and the related Treasury Regulations. All severance payments under these agreements are conditioned upon the executive having executed a release of claims in the form attached to the agreement. In addition, the executives are bound by certain restrictive covenants, including nonsolicitation and nondisparagement provisions.

The above summary of the severance agreements is qualified in its entirety by reference to the copy of the form of severance agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Form of Executive Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: November 19, 2007	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Executive Severance Agreement